Additional Shareholder Information (unaudited)

On November 20, 2006, a Special Meeting of Shareholders was held to approve an Agreement and Plan of Reorganization, providing for (i) the acquisition of all of the assets and the assumption of all of the liabilities of the Fund in exchange for shares of the corresponding Smith Barney Money Funds, Inc. - Cash Portfolio (the "Acquiring Fund") to be distributed to the shareholders of the Fund and (ii) the subsequent termination of the Fund. The following table provides the number of votes cast for, or withheld, as well as the number of abstentions for the matter voted on at the Special Meeting of Shareholders:

Agreement and Plan of Reorganization

                               Votes For       Votes Against      Abstentions
                             99,501,831.147    2,746,600.407     5,149,838.826

Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust Level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Board Members and (2) Agreement and Plan of Reorganization.

Proposal 1: Election of Board Members

Nominees                      Votes For    Authority Withheld    Abstentions
Elliot J. Berv                326,009,773.489     11,257,152.959       0.000
A. Benton Cocanougher         325,898,190.365     11,368,736.083       0.000
Jane F. Dasher                325,981,749.911     11,285,176.537       0.000
Mark T. Finn                  326,021,537.213     11,246,389.235       0.000
Rainer Greeven                325,791,305.447     11,475,621.001       0.000
Stephen Randolph Gross        325,876,625.182     11,390,301.266       0.000
Richard E. Hanson Jr.         325,872,007.984     11,394,918.464       0.000
Diana R. Harrington           325,746,405.962     11,520,520.486       0.000
Susan M. Heilbron             325,931,445.925     11,335,480.523       0.000
Susan B. Kerley               326,017,231.539     11,249,694.909       0.000
Alan G. Merten                326,036,225.507     11,230,700.941       0.000
R. Richardson Pettit          325,970,651.286     11,296,275.162       0.000
R. Jay Gerken                 325,892,587.522     11,374,338.926       0.000

Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

Proposal 2: Approval of Step 2 of Agreement and Plan of Reorganization

Item Voted On    Votes For    Votes Against    Abstentions   Broker  Non-Votes
Reorganize as
Corresponding
Series of an
Existing Trust 307,560,618.605  6,655,446.571  9,349,472.272  13,701,389.000

On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund Level on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, or against, as well as the number of abstentions and broker non-votes as to the following proposals:(1) Reorganize as Corresponding Series of an Existing Trust,
(2) Reorganize as Series of a Maryland Business Trust and (3) Revise, Convert Remove Fundamental Investment Policies.

Proposal 1: Reorganize as Corresponding Series of an Existing Trust

Votes For       Votes Against      Abstentions   Broker Non-Votes
83,986,296.374  2,069,252.671     3,559,207.127   1,832,833.000

Proposal 2: Reorganize as Series of Maryland Business Trust

Votes For       Votes Against      Abstentions   Broker Non-Votes
83,850,588.054     2,110,788.891     3,653,379.227   1,832,833.000

Proposal 3: Revise, Convert and Remove Fundamental Investment Policies.

Items Voted On     Votes For    Votes Against   Abstentions   Broker Non-Votes
Revise:
Borrowing Money  83,801,828.341  2,256,872.104  3,556,055,727.   1,832,833.000
Underwriting     83,797,769.731  2,209,945.554  3,607,040.887    1,832,833.000
Lending          84,098,392.791  1,902,989.924  3,613,373.457    1,832,833.000
Issuing Senior
Securities       83,877,470.301  2,118,495.274  3,618,790.597    1,832,833.000
Real Estate      83,877,404.371  2,116,669.504  3,620,682.297    1,832,833.000
Commodities      83,793,960.081  2,072,221.124  3,748,574.967    1,832,833.000
Concentration    83,902,693.301  2,093,339.154  3,618,723.717    1,832,833.000
Remove:
Diversification  83,886,434.741  2,109,597.714  3,618,723.717    1,832,833.000
Convert:
Fundamental to
Non-Fundamen     83,784,022.231  2,193,007.814  3,637,726.127    1,832,833.000
Remove:
Purchasing Securities
on Marginand Making
Short Sales      83,900,019.781  2,129,544.444   3,585,191.947   1,832,833.000

Equity Securities
and Bonds        83,738,023.881  2,174,955.664   3,701,776.627   1,832,833.000